Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAW, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, THEREUNDER.

GENUTEC BUSINESS SOLUTIONS, INC.

Common Stock Purchase Warrant

GenuTec Business Solutions, Inc., a Montana corporation (the “Company”), hereby certifies that, for value received, TECHNOLOGY INVESTMENT CAPITAL CORP., a Maryland corporation, or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time and from time to time during the period beginning on the date hereof and ending on September 16, 2010 (the “Expiration Date”), in whole or in part, an aggregate of Eight Hundred Seventy-Five Thousand Two Hundred Fifty (875,250) fully paid and non-assessable shares of the Class A Voting Common Stock, par value $.01 per share, of the Company (“Common Stock”), subject to certain adjustments pursuant to Section 3 hereof (the “Warrant Shares”), at an initial exercise price of Two Dollars ($2.00) per share, subject to certain adjustments pursuant to Section 3 hereof (the “Exercise Price”).  This warrant is one of the warrants (collectively, “Warrants” and each individually a “Warrant”) issued or to be issued pursuant to the provisions of the Preferred Stock and Warrant Purchase Agreement dated as of September 16, 2005 by and among the Company and the Purchasers named therein (the “Stock Purchase Agreement”), or the Note Purchase Agreement (as defined in the Stock Purchase Agreement).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

1.                                       EXERCISE OF WARRANT.

1.1                                 Method of Exercise.  The purchase rights evidenced by this warrant (this “Warrant”) shall be exercised by the Holder surrendering this Warrant, with the form of subscription at the end hereof duly executed by the Holder, to the Company at its principal office at 6A Liberty Street, Suite 200, Aliso Viejo, CA  92656, or such other office or agency of the Company as the Company may hereafter designate for such purposes by written notice to the Holder (the “Principal Office”), accompanied by payment of an amount (the “Exercise Payment”) equal to the Exercise Price multiplied by the number of shares being purchased pursuant to such exercise, payable as follows:  (a) by payment to the Company in cash, by certified or official bank check, or by wire transfer of the Exercise Payment, (b) by surrender to the Company for cancellation of securities of the Company having a Market Price (as defined below) on the date of exercise equal to the Exercise Payment; or (c) by a combination of the methods described in clauses (a) and (b) above.  In lieu of exercising this Warrant in the foregoing manner, the Holder may elect to receive upon such exercise (and without payment to the Company of any Exercise Payment), a number of newly issued shares of Common Stock having an aggregate Market Price per share as of the date this Warrant is so exercised equal to the product of (A) the number of Warrant Shares for which this Warrant is then being exercised, multiplied by (B) the difference (not less than zero) between (i) the Market Price per share of Common Stock as of such date and (ii) the Exercise Price per share of Common Stock as of such date (hereinafter referred to as a “Cashless Exercise”).

1.2                                 Market Price.  As used in this Warrant, the term “Market Price” shall mean, as of any date of determination, with respect to the Common Stock or any other securities, (A) if the Common Stock or such other securities (as the case may be) are listed or admitted to trading on any national securities exchange, the average of the last reported sale prices, regular way, per share of Common Stock or other securities (as the case may be) for each of the 20 consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock or other securities (as the case may be) are listed or admitted to trading (without taking into account any extended or after-hours trading session), or (B) if the Common Stock or such other securities (as the case may be) are not listed or admitted to trading on any national securities exchange but are listed on The Nasdaq Stock Market, Inc. (“Nasdaq”) or quoted in the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) of the National Association of Securities Dealers, Inc. (“NASD”), the average of the last reported sale prices (or, if last-sale price quotations are not available, the average of the last available bid and asked prices) per share of Common Stock or other securities (as the case may be) for each of the days in such 20 trading day period as reported on Nasdaq or the OTC Bulletin Board (without taking into account any extended or after-hours trading session), or (C) if the Common Stock or such other securities (as the case may be) are traded in the over-the-counter market but not quoted on the OTC Bulletin Board, the average of the last available bid and asked prices per share of the Common Stock or other securities (as the case may be) for each of the days in such 20 trading day period as quoted in the Pink Sheets Electronic Quotation Service or, if not so quoted, as furnished by any member of the NASD selected by the Company, or (D) if the Common Stock or such other securities (as the case may be) are not publicly traded, the Market Price for such day shall be the fair market value per share thereof as determined jointly by the Company and the holders of Warrants exercisable to purchase a majority of the shares of Common Stock which may be purchased upon exercise of all of the outstanding Warrants (the “Majority Holders”); provided, however, that if such parties are unable to reach agreement within a period of 15 days, the Market Price shall be determined in good faith by an independent investment banking firm selected jointly by the Company and the Majority Holders, or, if that selection cannot be made within 15 days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.  The fees and expenses of such independent investment banking firm shall be borne 50% by the Company and 50% by the holders of Warrants (pro rata in accordance with the respective numbers of shares of Common Stock for which such Warrants are exercisable).  For the purposes hereof, the determination of the “fair market value” of any shares of Common Stock shall be based upon the market value of the Company determined on a going concern basis, assuming that all of the outstanding shares of Common Stock of the Company are being sold as between a willing buyer and a willing seller in an arm’s length transaction for cash payable in full on completion, and that all Indebtedness of the Company and its subsidiaries shall have been paid and satisfied in full on the relevant date, and taking into account any shares of any class which may be issuable under any then outstanding options, warrants or other rights to subscribe for, or securities convertible into or exchangeable for, shares of Common Stock, and taking into account all other relevant factors determinative of value, provided that no discount shall be imposed by reason of such shares of Common Stock constituting a minority ownership interest or by reason of the illiquidity of such shares or any contractual or other restrictions on the sale or transfer thereof.  Notwithstanding the foregoing, if this Warrant is being exercised in connection with a public offering of Common Stock, Market Price shall mean the initial public offering price per share in such offering.

1.3                                 Partial Exercise.  This Warrant may be exercised for less than the full number of Warrant Shares, in which case the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced.  Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor calling for the number of shares of Common Stock as to which rights have not been exercised, such Warrant or Warrants to be issued in the name of the Holder hereof or his or its nominee (upon payment by the Holder of any applicable transfer taxes).

2.                                       DELIVERY OF STOCK CERTIFICATES ON EXERCISE.  As soon as practicable after the exercise of this Warrant and payment of the Exercise Payment (or exercise hereof pursuant to a Cashless Exercise), and in any event within ten (10) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock or other securities or property to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Section 3.8 hereof.  The Company agrees that the shares of Common Stock so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

3.                                       ADJUSTMENTS.  The number of Warrant Shares and the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 3.  Upon each adjustment of number of Warrant Shares pursuant to this Section 3, the registered Holder of this Warrant shall thereafter be entitled to acquire upon exercise, at the Exercise Price, the adjusted number of Warrant Shares.

3.1                                 Adjustment for Issue or Sale of Common Stock at Less than the Trigger Price.  Except as provided in Section 3.2 or 3.5 below, if and whenever on or after the date of issuance hereof the Company shall issue or sell, or shall in accordance with subsections 3.1(1) to (9), inclusive, be deemed to have issued or sold, any shares of Common Stock for a consideration per share of less than the greater of (a) the Market Price per share of Common Stock as of the date of such issuance or sale or (b) $2.00 per share (such amount being herein called the “Trigger Price” and such transaction being called the “Triggering Transaction”), then forthwith upon such Triggering Transaction, the number of Warrant Shares shall, subject to subsections (1) to (9) of this Section 3.1, be increased to the number of Warrant Shares (calculated to the nearest whole share of Common Stock) determined as follows:

W’ = W + [N – (P x N ÷ T)] x W ÷ [O + (P x N ÷ T)]

1 – {W ÷ [O + (P x N ÷ T)]}

As used in the foregoing formula:

O =                             the number of shares of Common Stock Outstanding on a Fully Diluted Basis immediately prior to the Triggering Transaction.

T =                              the Trigger Price.

W =                         the number of Warrant Shares immediately prior to the Triggering Transaction.

N =                             the number of new shares of Common Stock issued or deemed issued in connection with the Triggering Transaction.

P =                               the aggregate consideration and deemed consideration paid per share of Common Stock issued or issuable as a result of the Triggering Transaction (the “Purchase Price”).

W’ =                     the adjusted number of Warrant Shares pursuant to this Section 3.

By way of example, if (i) the Company has 1,000,000 shares of Common Stock Outstanding on a Fully Diluted Basis, immediately prior to the Triggering Transaction (O=1,000,000), (ii) the number of Warrant Shares immediately prior to the Triggering Transaction is 20,000 (W=20,000), (iii) the Trigger Price is $12.00 (T=12.00), (iv) the price per share paid for the newly issued shares of Common Stock is $9.00 (P=$9.00) and (v) the number of new shares to be issued or deemed issued by the Company in connection with the Triggering Transaction is 100,000 (N=100,000), the adjusted number of Warrant Shares would be calculated as follows:

W’ = 20,000 + [100,000 – (9.00 x 100,000 ÷ 12.00)] x 20,000 ÷ [1,000,000 + (9.00 x 100,000 ÷ 12.00)]  = 20,474

1 – {20,000 ÷ [1,000,000 + (9.00 x 100,000 ÷ 12.00)]}

For purposes hereof, “Outstanding on a Fully Diluted Basis” means, as of any date of determination, with respect to the shares of Common Stock, (a) all shares of Company Common Stock that are issued and outstanding on such date of determination, and (b) all shares of Common Stock that would be outstanding as of such date of determination assuming (i) the exercise of all then outstanding Options (as defined below, and including, without limitation, the Warrants), (ii) the conversion or exchange of all then outstanding Convertible Securities (as defined below) and (iii) the conversion or exchange of all Convertible Securities that would be outstanding after giving effect to the exercise of the Options referred to in the foregoing clause (i) (in each case whether or not such Options are at the time so exercisable and whether or not such Convertible Securities are at the time so convertible or exchangeable).

For purposes of determining the number of Warrant Shares pursuant to this Section 3.1, the following subsections (1) to (9), inclusive, shall be applicable:

(1)                                  In case the Company at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities that are convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, (A) for purposes of this Section 3.1, the shares of Common Stock issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities shall be deemed to be issued upon the grant of such Options or the issuance of such Convertible Securities, and (B) the Purchase Price with respect to such Options shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(2)                                  In case the Company at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, the Purchase Price of such Convertible Securities shall be determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

(3)                                  If the purchase price provided for in any Options referred to in subsection (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections (1) or (2), or the rate at which any Convertible Securities referred to in subsection (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time, including by reason of provisions with respect thereto designed to protect against dilution, the number of Warrant Shares in effect at the time of such change shall forthwith be adjusted to the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities outstanding at the time of such adjustment provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(4)                                  On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the number of Warrant Shares then in effect hereunder shall forthwith be decreased to the number of Warrant Shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(5)                                  In case any Options shall be issued in connection with the issue or sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(6)                                  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration as determined in good faith by the Board of Directors of the Company.  In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributed by the Board of Directors of the Company in good faith to such Common Stock, Options or Convertible Securities, as the case may be.

(7)                                  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 3.1.

(8)                                  In case the Company shall declare a dividend or make any other distribution upon the stock of the Company payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(9)                                  For purposes of this Section 3.1, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

3.2                                 Dividends Not Paid Out of Earnings or Earned Surplus.  In the event the Company shall declare and pay a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as “Liquidating Dividends”), then, as soon as possible after the exercise of this Warrant, the Company shall pay to the Person exercising this Warrant an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends that it would have received if it had exercised this Warrant and owned the underlying Warrant Shares immediately prior to the record date for payment of such Liquidating Dividends, or, if no such record date is taken, the date of payment thereof (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason).  For the purposes of this Section 3.2, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Company.

3.3                                 Subdivisions and Combinations.  In case the Company shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a stock dividend on its outstanding Common Stock, the number of Warrant Shares in effect immediately prior to such subdivision or dividend shall be proportionately increased by the same ratio as the subdivision or dividend.  In case the Company shall at any time combine its outstanding Common Stock, the number of Warrant Shares in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination.

3.4                                 Reorganization, Reclassification, Consolidation, Merger or Sale of Assets.  If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive, upon exercise of this Warrant, in lieu of Warrant Shares, such shares of stock, securities, cash or other property issuable or payable (as part  of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Common Stock as would have been received upon exercise of this Warrant at the Exercise Price.  The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the Holder at the last address of the Holder appearing on the books of the Company, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive.  If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock of the Company, the Company shall not effect any consolidation, merger or sale with the Person having made such offer or with any Affiliate of such Person, unless prior to the consummation of such consolidation, merger or sale the Holder shall have been given a reasonable opportunity to then elect to receive upon the exercise of this Warrant either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.  For purposes hereof the term “Affiliate” with respect to any given Person shall mean any Person controlling, controlled by or under common control with the given Person.

3.5                                 No Adjustment for Exercise of Certain Options,  Warrants, Etc.  The provisions of this Section 3 shall not apply to any Common Stock issued, issuable or deemed outstanding:

(1)                                  in connection with any issuance of Warrants pursuant to the Stock

Purchase Agreement or the Note Purchase Agreement or issuance of Common Stock pursuant to the exercise of Warrants; or

(2)                                  with respect to which the Holders shall have waived their rights to receive any such adjustment.

3.6                                 Notices of Record Date, Etc.  In the event that:

(1)                                  the Company shall declare any cash dividend upon its Common Stock,

(2)                                  the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock,

(3)                                  the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights,

(4)                                  there shall be any capital reorganization or reclassification of the capital stock of the Company, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or

(5)                                  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in connection with such event, the Company shall give to the Holder:

(a)                                  at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

(b)                                 in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place.

Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  Each such written notice shall be given by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company.

3.7                                 Grant, Issue or Sale of Options, Convertible Securities, or Rights.  If at any time or from time to time on or after the date of issuance hereof, the Company shall grant, issue or sell any Options, Convertible Securities or rights to purchase shares of stock of the Company of any class or series or other property (the “Purchase Rights”) pro rata to the holders of any class of Common Stock or any class or series of Options or Convertible Securities, and such grants, issuances or sales do not result in an adjustment of the number of Warrant Shares under Section 3.1 hereof, then the Holder shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by the Holder of the notice concerning Purchase Rights to which the Holder shall be entitled under Section 3.6) and upon the terms applicable to such Purchase Rights either:

(i)                                     the aggregate Purchase Rights which the Holder could have acquired if it had held the number of shares of Common Stock acquirable upon exercise of this Warrant immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising Holder as soon as possible after such exercise and it shall not be necessary for the Holder specifically to request delivery of such rights; or

(ii)                                  in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which the Holder could have acquired upon such exercise at the time or times at which the Company granted, issued or sold such expired Purchase Rights.

3.8                                 Fractional Shares.  The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof.  If any fraction of a share of Common Stock would, except for the provisions of this Section 3.8, be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the Person entitled thereto an amount in cash equal to such fraction, calculated to the nearest one-hundredth (1/100) of a share, multiplied by the Market Price for the Common Stock, determined as of the date of exercise; provided, however, that if the Market Price is to be determined by the Company and the Holder and the parties are unable to reach agreement within 15 days after the date of such exercise, the Market Price shall be promptly thereafter determined by the Company’s Board of Directors in good faith rather than by an independent investment banking firm.

3.9                                 Adjustment of Exercise Price.  Upon each adjustment in the number of Warrant Shares purchasable under this Warrant pursuant to any provision of this Section 3, the Exercise Price shall be adjusted, to the nearest one hundredth of one cent, to the product obtained by multiplying the Exercise Price in effect immediately prior to such adjustment in the number of Warrant Shares by a fraction, the numerator of which shall be the number of Warrant Shares purchasable under this Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares purchasable under this Warrant immediately after giving effect to such adjustment.  If the Company shall be in default under any provision contained in Section 4 of this Warrant so that shares issued at the Exercise Price adjusted in accordance with this Section 3 would not be validly issued, the adjustment of number of shares provided for in the foregoing sentence shall nonetheless be made and the Holder of this Warrant shall be entitled to purchase such greater number of shares at the lowest price at which such shares may then be validly issued under applicable law.  Such exercise shall not constitute a waiver of any claim arising against the Company by reason of its default under Section 4 of this Warrant.

3.10                           Officers’ Statement as to Adjustments.  Whenever the number of Warrant Shares and the Exercise Price shall be adjusted as provided in Section 3 hereof, the Company shall forthwith prepare and thereafter maintain at the Company’s office a statement signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment, the method by which such adjustment was calculated and the number of Warrant Shares and the Exercise Price that will be effective after such adjustment.  The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder at his or its address appearing on the stock register.

4.                                       NO DILUTION OR IMPAIRMENT.  The Company will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder set forth herein.  Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.

5.                                       RESERVATION OF STOCK, ETC., ISSUABLE ON EXERCISE OF WARRANTS.  The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant.

6.                                       REMEDIES.  The Company stipulates that the remedies at law of the Holder in the event of any default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that the same may be specifically enforced.

7.                                       TRANSFER, ETC.

7.1                                 Ownership of Warrant.  The Company may deem and treat the person in whose name this Warrant is registered as the holder and the owner hereof, notwithstanding any notations of ownership or writing hereon made by anyone other than the Company, for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration or transfer as provided in Section 7.2.  The Company shall maintain, at the Principal Office, a register for the Warrants, in which the Company shall record the name and address of the person in whose name each Warrant has been issued, as well as the name and address of each transferee and each prior owner of such Warrant.

7.2                                 Exchange, Transfer and Replacement.  This Warrant is exchangeable, upon the surrender hereof by the registered Holder to the Company at its Principal Office, for new Warrants of like tenor, representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares as shall be designated by said registered Holder at the time of such surrender.  This Warrant and all rights hereunder are transferable, in whole or in part, only upon the register provided for in Section 7.1, by the registered Holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant with the Assignment Form attached hereto duly completed, at said office or agency of the Company.  Upon receipt by the Company at its Principal Office of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it and upon surrender there of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor in replacement of this Warrant.  This Warrant shall be promptly cancelled by the Company upon the surrender hereof in connection with any exchange, transfer or replacement.  The Company shall pay all expenses and charges (other than securities transfer taxes) payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 7.2.

7.3                                 Rights of Holder.  Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder of the Company with respect to Warrant shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

7.4                                 Transfer Taxes.  The Company shall not be required to pay any Federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Warrant Shares in a name other than that of the registered Holder or to issue or deliver any certificates for Warrant Shares upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the Holder or until it has been established to the Company’s satisfaction that no such tax or charge is due.

8.                                       REDEMPTION OF WARRANT.

8.1                                 Right to Redeem.  If, on or before the Expiration Date, (i) the Holder has not exercised this Warrant in whole and (ii) the Company has not completed a Qualified IPO (as defined below), then the Holder, upon the written consent of the Majority Holders, may elect to require the Company to redeem this Warrant for an amount in cash equal to the price determined pursuant to Section 8.2 below (the “Warrant Redemption Price”).  During the 10-day period prior to the Expiration Date, the Holder shall deliver written notice to the Company of its election to exercise its rights under this Section 8 (such notice to be accompanied by this Warrant, or if this Warrant has been lost or stolen, an affidavit evidencing such loss).  For the purposes of this Section 8, a “Qualified IPO” shall mean the Company’s initial underwritten public offering of Common Stock for cash pursuant to an effective registration statement under the Securities Act in which the aggregate net cash proceeds to the Company are not less than $10,000,000, and which is effected by means of a firm commitment underwriting managed by one or more managing underwriters that are nationally recognized investment banking firms reasonably acceptable to the Majority Holders.

8.2                                 Redemption Price.  The Warrant Redemption Price shall be equal to the product of (i) the Market Price per share of Common Stock as of the Expiration Date, less the Exercise Price per share, multiplied by (ii) the number of Warrant Shares at the time in effect.

8.3                                 Payment of Redemption Price.  Within five (5) Business Days after the Expiration Date, or in the event of any dispute with respect to determination of the Market Price of the Common Stock, within five (5) Business Days after the resolution of such dispute as provided in the definition of “Market Price” herein, the Company shall pay the Warrant Redemption Price via wire transfer of immediately available funds to such account as the Holder shall designate in writing.

9.                                       CALL RIGHTS OF COMPANY.  The rights of the Holder of this Warrant are subject to the provisions of Section 2.7 of the Stock Purchase Agreement.

10.                                 MAILING OF NOTICES, ETC.  All notices and other communications from the Company to the Holder shall be mailed by first-class certified mail, postage prepaid, to the address furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address to the Company in writing.

11.                                 HEADINGS, ETC.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

12.                                 CHANGE, WAIVER, ETC.  Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13.                               GOVERNING LAW.  THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has executed this Warrant by its officer thereunto duly authorized.

GENUTEC BUSINESS SOLUTIONS, INC.

	By:	/s/ Lee Danna
		Name:	Lee J. Danna
		Title:	President/C.E.O.

Dated: November 16, 2005

[To be signed only upon exercise of Warrant]

EXERCISE NOTICE

GenuTec Business Solutions, Inc.

6A Liberty Street, Suite 200

Aliso Viejo, CA  92656

Attention:

Pursuant to the provisions of the Warrant to purchase shares of Class A Voting Common Stock, par value $.01 per share, issued by GenuTec Business Solutions, Inc. and held by the undersigned, the original of which is delivered herewith, the undersigned hereby elects to purchase                  such shares, and (check the applicable box):

☐                                    Tenders herewith payment of the Exercise Payment (as defined in the Warrant) in full in the form of cash, certified check or official bank check in the amount of $                           for                         such securities.

☐                                    Confirms that payment of the Exercise Payment in full by means of a wire transfer in the amount of $                             for                          such securities has been made to the Company.

☐                                    Elects to surrender to the Company for cancellation securities of the Company having a Market Price (as defined in the Warrant) on the date hereof equal to the Exercise Payment.

☐                                    Elects to exercise the Warrant by Cashless Exercise (as defined in the Warrant).

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

The undersigned requests that the certificates for such shares be issued in the name of, and be delivered to                                    , whose address is                                    .

Dated:	, 20

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address

[To be signed only upon transfer of Warrant]

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                     the right represented by the within Warrant to purchase                            shares of the Class A Voting Common Stock, par value $.01 per share, of GenuTec Business Solutions, Inc. to which the within Warrant relates, and appoints                               attorney to transfer said right on the books of GenuTec Business Solutions, Inc., with full power of substitution in the premises.

Dated:	, 20

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address